Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190631, 333-189720, 333-186875, 333-183028, 333-179772, 333-172632, 333-172093, 333-165350, 333-157931, 333-152174, 333-140581 and 333-194276) and Form S-3 (No. 333-176913) of Mellanox Technologies, Ltd. of our report dated February 28, 2014, except for the effects of the revision discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Annual Report on Internal Control Over Financial Reporting as to which the date is January 28, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Form 10-K.

/s/PricewaterhouseCoopers LLP

San Jose, California
January 28, 2015